Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

FOR ADDITIONAL INFORMATION: Investor Relations David Lim +1 844-632-1060 IR@univar.com Media Relations Scott C. Johnson +1 331-777-6187 scott.johnson@univarusa.com

Univar Reports 2016 First Quarter Financial Results

Growth outside USA and higher margins largely offset difficult oil and gas comparisons; CEO leadership transition to take effect on May 31, 2016

First Quarter 2016 Highlights (versus First Quarter 2015)

•	Adjusted EBITDA was $134.1 million, or $139.5 million on currency neutral basis, compared to $145.7 million reported in the prior year.

•	Reported GAAP EPS was $0.10 per share versus $0.20 per share in the same quarter prior year, reflecting the impact of the higher share count from its initial public offering and changes in foreign currency rates.

•	Adjusted EBITDA outside the USA grew 3.8 percent on a reported basis and 13.6 percent on a currency neutral basis.

•	Gross margin increased 140 basis points to 21.5 percent, and Adjusted EBITDA margin increased 40 basis points to 6.7 percent. All segments reported higher margins.

•	Completed two bolt-on acquisitions, for a total purchase price of $53 million, which provide future growth opportunities in specialty agriculture inputs and waste management services.

DOWNERS GROVE, Ill. – May 3, 2016 – Univar Inc. (NYSE: UNVR) (“Univar”), a global chemical distributor and provider of value-added services, announced today its financial results for the first quarter ended March 31, 2016.

“Despite sluggish global demand and difficult oil and gas comparisons, Univar’s focus on operational excellence enabled us to deliver a solid quarter,” said Erik Fyrwald, President and Chief Executive Officer. “We achieved growth in a number of segments excluding upstream oil and gas and activities related to our restructuring in EMEA. Margins were higher in all segments and we self-funded both acquisitions completed in the quarter.”

Univar reported net sales for the quarter of $2.0 billion, down $300 million or 13.1 percent compared to prior year, largely due to lower demand from oil and gas markets, deflation in certain chemical prices, and foreign currency translation. Globally, volumes grew 2.0 percent excluding the impact of oil and gas and EMEA restructuring. On a currency neutral basis, gross profit decreased $18.1 million, or 3.9 percent compared to prior year. Operating expenses decreased $19.7 million, or 6.2 percent, reflecting lower operating costs, reduced discretionary spending, and foreign currency translation.

Univar’s first quarter Adjusted EBITDA of $134.1 million was higher than its earlier guidance. Univar previously indicated that it expected Adjusted EBITDA for the first quarter to be 10 percent below the $129.6 million of Adjusted EBITDA reported in fourth quarter 2015. See below for a reconciliation of Adjusted EBITDA to net income.

Univar reported GAAP EPS of $0.10 per share based on approximately 138 million shares outstanding, compared to GAAP EPS of $0.20 per share in first quarter 2015 based on approximately 100 million shares outstanding prior to the company’s June 2015 Initial Public Offering.

Company Performance

The results of the Company’s operating performance are described below and, unless otherwise indicated, are a comparison of first quarter 2016 results with first quarter 2015 results, including Adjusted EBITDA, which is reconciled to reported net income in the accompanying supplemental financial information.

	(Unaudited) Three months ended March 31,
(in millions)	2016	2015	$ change	% change	% change excl. currency
External Net Sales
USA	$1,187.5	$1,394.8	$(207.3)	(14.9)%	(14.9)%
Canada	272.7	293.2	(20.5)	(7.0)%	2.9%
EMEA	437.4	476.4	(39.0)	(8.2)%	(5.3)%
Rest of World	101.4	134.7	(33.3)	(24.7)%	(7.8)%

Total Consolidated Net Sales	$1,999.0	$2,299.1	$(300.1)	(13.1)%	(10.2)%

Gross Profit
USA	$262.9	$281.8	$(18.9)	(6.7)%	(6.7)%
Canada	50.6	53.3	(2.7)	(5.1)%	5.1%
EMEA	96.2	101.8	(5.6)	(5.5)%	(2.8)%
Rest of World	20.6	24.7	(4.1)	(16.6)%	4.1%

Total Consolidated Gross Profit	$430.3	$461.6	$(31.3)	(6.8)%	(3.9)%

Adjusted EBITDA
USA	$80.8	$92.6	$(11.8)	(12.7)%	(12.7)%
Canada	21.7	20.5	1.2	5.9%	17.1%
EMEA	28.3	27.2	1.1	4.0%	7.7%
Rest of World	7.9	8.1	(0.2)	(2.5)%	24.7%
Other*	(4.6)	(2.7)	(1.9)	70.4%	—

Total Consolidated Adjusted EBITDA	$134.1	$145.7	$(11.6)	(8.0)%	(4.3)%

*	Other represents unallocated corporate costs that do not directly benefit segments.

Segment Highlights

USA – Net sales for the USA segment decreased 14.9 percent from $1.4 billion to $1.2 billion primarily due to lower sales to the upstream oil and gas market and lower selling prices. Gross profit decreased $18.9 million, or 6.7 percent, to $262.9 million. Gross margin, increased 190 basis points to 22.1 percent primarily driven by changes in product mix. Adjusted EBITDA decreased 12.7 percent from $92.6 million to $80.8 million. Adjusted EBITDA margin increased 20 basis points to 6.8 percent primarily due to improved gross margin.

Canada – Net sales for the Canada segment decreased 7.0 percent from $293.2 million to $272.7 million. On a currency neutral basis, sales increased 2.9 percent, partially driven by increased sales to the agriculture market due to an early start to the growing season with mild temperatures. Gross profit decreased 5.1 percent from $53.3 million to $50.6 million due to foreign currency translation. On a currency neutral basis, gross profit increased 5.1 percent. Gross margin increased 40 basis points to 18.6 percent. Adjusted EBITDA increased 5.9 percent from $20.5 million to $21.7 million. On a currency neutral basis, Adjusted EBITDA increased 17.1 percent. Adjusted EBITDA margin increased 100 basis points to 8.0 percent.

EMEA – Net sales for the EMEA segment decreased 8.2 percent from $476.4 million to $437.4 million. On a currency neutral basis, sales decreased 5.3 percent, primarily due to the exit of certain low-margin business with the rationalization of several sites. Gross profit decreased 5.5 percent from $101.8 million to $96.2 million. On a currency neutral basis, gross profit decreased 2.8 percent. Gross margin increased 60 basis points to 22.0 percent due to product mix improvements. Adjusted EBITDA increased 4.0 percent from $27.2 million to $28.3 million. On a currency neutral basis, Adjusted EBITDA increased 7.7 percent. Adjusted EBITDA margin increased 80 basis points to 6.5 percent, due to higher gross margin and lower operating costs resulting from Univar’s EMEA restructuring program.

Rest of World – Net sales for the Rest of World segment decreased 24.7 percent from $134.7 million to $101.4 million. On a currency neutral basis, sales decreased 7.8 percent primarily driven by declining volumes in the Asia Pacific region. Gross profit decreased 16.6 percent from $24.7 million to $20.6 million. On a currency neutral basis, gross profit increased 4.1 percent. Gross margin increased 200 basis points to 20.3 percent. Adjusted EBITDA decreased 2.5 percent from $8.1 million to $7.9 million. On a currency neutral basis, Adjusted EBITDA increased 24.7 percent. Adjusted EBITDA margin increased by 180 basis points to 7.8 percent.

Recent Events

On May 3, 2016, Univar announced the appointment of Stephen D. Newlin as President and Chief Executive Officer, effective May 31, 2016. Newlin has served on the Univar Board of Directors since 2014. He succeeds Erik Fyrwald, who announced on May 2, 2016, his voluntary resignation as President and Chief Executive Officer, and from the Board of Directors of Univar, effective May 31, 2016, to become Chief Executive Officer of another company.

Outlook

For the full year 2016, the company continues to expect it will achieve Adjusted EBITDA of modestly below the $600.1 million reported in 2015. This expectation anticipates persistent, but reduced, headwinds from upstream oil and gas comparisons and continued sluggish demand from industrial markets, partly offset by the benefit of growth initiatives, acquisitions, and lower costs.

For the second quarter 2016, the company expects Adjusted EBITDA to be moderately above the $134.1 million reported in the first quarter, reflecting a slower start to normal seasonal increases in demand from industrial markets.

“I am extremely proud of what the Univar team has accomplished in the past four years during a period of dramatic change for our company and our shareholders,” said Fyrwald. “I am excited by the future opportunities, both for me personally and for Univar. Steve is an exceedingly qualified executive leader with a proven track record of creating significant value for shareholders in the chemical industry and will accelerate Univar’s profitable growth.”

“Erik has forged a strong foundation for Univar and pathway to value creation. We will continue to pursue attractive organic growth, improved operational excellence, and bolt-on acquisitions, together with a focus on powerful execution.” said Newlin. “I am excited to begin work with the highly talented and committed Univar team to execute on the strategy in place, and drive the actions necessary to grow the value of Univar.”

Univar to Host Webcast on May 4 at 8 a.m. EDT

The Company will host a webcast with investors to discuss the first-quarter results at 8 a.m. EDT on May 4, which can be accessed on the Investor Relations section of its website at http://investor.univar.com. Following the event, an archived version of the webcast and supporting materials will be available on the same website.

Adjusted EBITDA, Adjusted EBITDA margin

The Company monitors the results of its operating segments separately for the purposes of making decisions about resource allocation and performance assessment. The Company evaluates performance on the basis of Adjusted EBITDA, which it defines as its consolidated net income (loss), plus the sum of interest expense, net of interest income, income tax expense (benefit), depreciation, amortization, other operating expenses, net (which primarily consists of pension mark to market adjustments, acquisition and integration related expenses, employee stock-based compensation expense, redundancy and restructuring costs, advisory fees paid to stockholders, and other unusual or non-recurring expenses), impairment charges, loss on extinguishment of debt and other income (expense), net (which consists of gains and losses on foreign currency transactions and undesignated derivative instruments, ineffective portion of cash flow hedges, debt refinancing costs, and other non-operating activity). The Company believes that Adjusted EBITDA is an important indicator of operating performance because:

•	Adjusted EBITDA excludes the effects of income taxes, as well as the effects of financing and investing activities by eliminating the effects of interest, depreciation and amortization expenses;

•	the Company uses Adjusted EBITDA in setting performance incentive targets;

•	the Company considers gains (losses) on the acquisition, disposal and impairment of assets as resulting from investing decisions rather than ongoing operations; and

•	other significant items, while periodically affecting the Company’s results, may vary significantly from period to period and have a disproportionate effect in a given period, which affects comparability of its results.

•	Adjusted EBITDA margin is Adjusted EBITDA as a percentage of net sales.

Use of Non-GAAP Measures

The Company’s management believes that certain financial measures that do not comply with accounting principles generally accepted in the United States (“GAAP”) provide relevant and meaningful information concerning the ongoing operating results of the Company. Such non-GAAP financial measures are used from time to time herein but should not be viewed as a substitute for GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP are provided in Schedules A, B, and C.

About Univar

Founded in 1924, Univar is a global distributor of specialty and basic chemicals from more than 8,000 producers worldwide. Univar operates more than 800 distribution facilities throughout North America, Western Europe, the Asia-Pacific region, and Latin America, supported by a global network of sales and technical professionals. With a broad portfolio of products and value-added services, and deep technical and market expertise, Univar delivers the tailored solutions customers need through one of the most extensive chemical distribution networks in the world. Univar is Chemistry DeliveredSM.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that the forward-looking information presented in this press release is not a guarantee of future events, and that actual events may differ materially from those made in or suggested by the forward-looking information contained in this press release. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “plan,” “seek,” “comfortable with,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or the negative thereof or variations thereon or similar terminology. Any forward-looking information presented herein is made only as of the date of this press release, and we do not undertake any obligation to update or revise any forward-looking information to reflect changes in assumptions, the occurrence of unanticipated events, or otherwise.

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Univar Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

	Three months ended March 31,
(in millions, except per share data)	2016	2015
Net sales	$1,999.0	$2,299.1
Cost of goods sold (exclusive of depreciation)	1,568.7	1,837.5

Gross profit	430.3	461.6
Operating expenses:
Outbound freight and handling	71.3	84.5
Warehousing, selling and administrative	224.9	231.4
Other operating expenses, net	5.5	8.1
Depreciation	33.5	32.0
Amortization	22.0	21.9

Total operating expenses	357.2	377.9

Operating income	73.1	83.7

Other (expense) income:
Interest income	0.9	1.2
Interest expense	(41.5)	(64.4)
Other (expense) income, net	(13.4)	6.8

Total other expense	(54.0)	(56.4)

Income before income taxes	19.1	27.3
Income tax expense	5.1	7.6

Net income	$14.0	$19.7

Income per common share:
Basic	$0.10	$0.20
Diluted	0.10	0.20
Weighted average common shares outstanding:
Basic	137.6	99.9
Diluted	137.8	100.4

Univar Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(in millions, except per share data)	March 31, 2016	December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$222.1	$188.1
Trade accounts receivable, net	1,140.2	1,026.2
Inventories	922.3	803.4
Prepaid expenses and other current assets	162.2	178.6

Total current assets	2,446.8	2,196.3

Property, plant and equipment, net	1,093.0	1,082.5
Goodwill	1,796.7	1,745.1
Intangible assets, net	523.8	518.9
Deferred tax assets	4.7	3.5
Other assets	70.4	66.1

Total assets	$5,935.4	$5,612.4

Liabilities and stockholders’ equity
Current liabilities:
Short-term financing	$29.4	$33.5
Trade accounts payable	1,043.7	836.0
Current portion of long-term debt	59.7	59.9
Accrued compensation	72.1	62.8
Other accrued expenses	292.1	301.3

Total current liabilities	1,497.0	1,293.5

Long-term debt	3,101.8	3,057.4
Pension and other postretirement benefit liabilities	252.4	251.8
Deferred tax liabilities	52.0	58.0
Other long-term liabilities	131.9	135.0
Commitment and contingencies	—	—
Stockholders’ equity:
Preferred stock, 200.0 million shares authorized at $0.01 par value with no shares issued or outstanding as of March 31, 2016 and December 31, 2015	—	—
Common stock, 2.0 billion shares authorized at $0.01 par value with 138.0 million shares issued and outstanding at March 31, 2016 and December 31, 2015	1.4	1.4
Additional paid-in capital	2,227.0	2,224.7
Accumulated deficit	(971.0)	(985.0)
Accumulated other comprehensive loss	(357.1)	(424.4)

Total stockholders’ equity	900.3	816.7

Total liabilities and stockholders’ equity	$5,935.4	$5,612.4

Univar Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended March 31,
(in millions)	2016	2015
Operating activities:
Net income	$14.0	$19.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	55.5	53.9
Amortization of deferred financing fees and debt discount	2.0	4.2
Amortization of pension credit from accumulated other comprehensive loss	(3.0)	(3.0)
Deferred income taxes	(6.9)	3.8
Stock-based compensation expense	2.2	1.5
Other	(0.3)	(0.8)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(84.8)	(22.9)
Inventories	(95.1)	(44.7)
Prepaid expenses and other current assets	19.9	(15.3)
Trade accounts payable	181.0	99.8
Pensions and other postretirement benefit liabilities	(10.0)	(16.4)
Other, net	(9.8)	8.3

Net cash provided by operating activities	64.7	88.1

Investing activities:
Purchases of property, plant and equipment	(23.5)	(31.9)
Purchases of businesses, net of cash acquired	(53.3)	—
Proceeds from sale of property, plant and equipment	0.9	1.7
Other	(1.3)	—

Net cash used by investing activities	(77.2)	(30.2)

Financing activities:
Proceeds from the issuance of long-term debt	37.5	—
Payments on long-term debt and capital lease obligations	(9.4)	(53.7)
Short-term financing, net	(10.4)	3.4
Other	0.1	1.9

Net cash provided by (used by) financing activities	17.8	(48.4)

Effect of exchange rate changes on cash and cash equivalents	28.7	(34.1)

Net increase (decrease) in cash and cash equivalents	34.0	(24.6)
Cash and cash equivalents at beginning of period	188.1	206.0

Cash and cash equivalents at end of period	$222.1	$181.4

Schedule A

Univar Inc.

Reconciliation of Adjusted EBITDA to Reported Net Income

(Unaudited)

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin- ations(1)	Consolidated
	Three Months Ended March 31, 2016
Net sales:
External customers	$1,187.5	$272.7	$437.4	$101.4	$—	$1,999.0
Inter-segment	26.9	2.3	1.4	—	(30.6)	—

Total net sales	1,214.4	275.0	438.8	101.4	(30.6)	1,999.0
Cost of goods sold (exclusive of depreciation)	951.5	224.4	342.6	80.8	(30.6)	1,568.7

Gross profit	262.9	50.6	96.2	20.6	—	430.3
Outbound freight and handling	47.7	7.8	14.0	1.8	—	71.3
Warehousing, selling and administrative (operating expenses)	134.4	21.1	53.9	10.9	4.6	224.9

Adjusted EBITDA	$80.8	$21.7	$28.3	$7.9	$(4.6)	$134.1

Other operating expenses, net (2)						5.5
Depreciation						33.5
Amortization						22.0
Interest expense, net						40.6
Other expense, net (3)						13.4
Income tax expense						5.1

Net income						$14.0

(in millions)	USA	Canada	EMEA	Rest of World	Other/ Elimin- ations(1)	Consolidated
	Three Months Ended March 31, 2015
Net sales:
External customers	$1,394.8	$293.2	$476.4	$134.7	$—	$2,299.1
Inter-segment	27.5	1.9	0.7	—	(30.1)	—

Total net sales	1,422.3	295.1	477.1	134.7	(30.1)	2,299.1
Cost of goods sold (exclusive of depreciation)	1,140.5	241.8	375.3	110.0	(30.1)	1,873.5

Gross profit	281.8	53.3	101.8	24.7	—	461.6
Outbound freight and handling	56.0	9.9	16.2	2.4	—	84.5
Warehousing, selling and administrative (operating expenses)	133.2	22.9	58.4	14.2	2.7	231.4

Adjusted EBITDA	$92.6	$20.5	$27.2	$8.1	$(2.7)	$145.7

Other operating expenses, net (2)						8.1
Depreciation						32.0
Amortization						21.9
Interest expense, net						63.2
Other income, net (3)						(6.8)
Income tax expense						7.6

Net income						$19.7

(1)	Other/Eliminations represents the elimination of intersegment transactions as well as unallocated corporate costs consisting of costs specifically related to parent company operations that do not directly benefit segments, either individually or collectively.
(2)	See Schedule B for items included in other operating expenses, net.
(3)	See Schedule C for items included in other (expense) income, net.

Schedule B

Univar Inc.

Other Operating Expenses, Net

(Unaudited)

	Three months ended March 31,
(in millions)	2016	2015
Acquisition and integration related expenses	$1.9	$0.4
Stock-based compensation expense	2.2	1.5
Redundancy and restructuring	1.0	3.7
Advisory fees paid to CVC and CD&R(1)	—	1.3
Other	0.4	1.2

Total other operating expenses, net	$5.5	$8.1

(1)	Significant stockholders CVC Capital Partners (“CVC”) and Clayton, Dubilier & Rice, LLC (“CD&R”).

Schedule C

Univar Inc.

Other (Expense) Income, Net

(Unaudited)

	Three months ended March 31,
(in millions)	2016	2015
Foreign currency transactions	$(2.7)	$(0.5)
Foreign currency denominated loans revaluation	(14.7)	11.7
Undesignated foreign currency derivative instruments	1.9	(2.5)
Undesignated interest rate swap contracts	0.7	—
Ineffective portion of cash flow hedges	—	(0.6)
Other	1.4	(1.3)

Total other income (expense), net	$(13.4)	$6.8

Schedule D

Univar Inc.

Condensed Consolidated Statements of Comprehensive Income (Loss)

(Unaudited)

	Three months ended March 31,
(in millions)	2016	2015
Net income	$14.0	$19.7
Other comprehensive income (loss), net of tax:
Foreign currency translation	69.1	(118.0)
Pension and other postretirement benefit adjustment	(1.8)	(1.8)
Derivative financial instruments	—	(1.3)

Total other comprehensive income (loss), net of tax	67.3	(121.1)

Comprehensive income (loss)	$81.3	$(101.4)